Exhibit 23(a)



                            Independent Auditors' Consent


                    We consent to the incorporation by reference in this Registration Statement of Photronics, Inc. on Form S-3 of our report dated December 13, 1994 (March 20, 1995 as to note 14) relating to the financial statements in the Registration Statement No. 33-58239 on Form S-3 contained on pages F-1 to F-17 and our report dated December 13, 1994 on the financial statement schedule incorporated by reference from the Annual Report on Form 10-K for the year ended October 31, 1994 contained in Item 14(A)(2) and to the reference to us under the heading "Experts" in this Registration Statement.



          Deloitte & Touche LLP
          Hartford, Connecticut
          July 7, 1995